Exhibit 10.15

THIS EXHIBIT IS AN ENGLISH TRANSLATION OF A FOREIGN LANGUAGE DOCUMENT. THE COMPANY HEREBY AGREES TO SUPPLEMENTALLY FURNISH TO THE SEC, UPON REQUEST, A COPY OF THE FOREIGN LANGUAGE DOCUMENT.

SALES AND MANUFACTURING AGREEMENT

Vivian Co., Ltd. (hereinafter referred to as “Party A”) and Hiroki Global Co., Ltd. (hereinafter referred to as “Party B”) have entered into the following agreement (hereinafter referred to as this Agreement) regarding the contract manufacturing transaction between Party A and Party B for the cosmetics designated by Party A (hereinafter referred to as the “Products”).

Article 1 (Basic Principles)

Party A and Party B shall operate this Agreement based on the principle of mutual prosperity and in accordance with the principles of good faith.

Article 2 (Application of Basic and Individual Agreements)

1.	This Agreement sets forth the basic terms and conditions concerning the contract manufacturing transactions between Party A and Party B for the Products to be sold in Japan. It applies to individual transactions based on this Agreement (hereinafter referred to as Individual Agreements), and Party A and Party B will comply with both this Agreement and the Individual Agreements..

2.	Any modifications to this Agreement shall only be effective if agreed upon in writing between the Parties.

Article 3 (Product Specifications)

1.	The specifications, standards, manufacturing methods, and quality requirements of the Products shall be determined by Party A through separate consultation between Party A and Party B, and set forth in the “Product Standards” (hereinafter referred to as the “Standards”) to be agreed upon by Party A and Party B.

2.	The Products are manufactured on the premise that it will be sold within Japan. If it is sold outside of Japan, the provisions of this Agreement shall not apply and we shall not bear any responsibility whatsoever.

3.	The standards document will be the property of each party, with their seals affixed to it. If it becomes necessary to change the specifications or standards, the parties will consult with each other to make the changes, and the history of such changes will be recorded in the standards document.

4.	Among the costs arising from changes pursuant to the preceding paragraph, those incurred at the instruction of Party A, as well as those arising from reasons not attributable to Party B, shall be borne by Party A.

Article 4 (Contents of Individual Agreements)

Party A and Party B shall, in each Individual Agreement, specify the order date, product name, quantity, delivery date, delivery location, price, unit price, and other relevant terms for each product. Where there is an annual contract quantity, the individual contract shall also clearly state the annual order quantity and total amount.

Article 5 (Sales Forecast and Production Plan)

Party A shall, for the purpose of enabling Party B to prepare its production plan, provide Party B with a sales forecast covering a period of not less than three (3) months and not more than six (6) months in advance.

Article 6 (Formation of Individual Agreements)

An Individual Agreement shall be deemed concluded upon Party A delivering to Party B a purchase order specifying the particulars of the transaction as set forth in Article 4, and Party B’s receipt and acceptance thereof. The standard method of delivery and acceptance of such purchase order shall be by facsimile (FAX). In the event that transmission by facsimile is not possible, another method of delivery may be used, provided that the other Party is notified in advance of such alternative method.

Article 7 (Amendment of Individual Agreements)

1.	In the event that it becomes necessary, due to the circumstances of either Party or both Parties, to amend in whole or in part any Individual Agreement, the Parties shall, upon mutual consultation, make such amendment to the relevant Individual Agreement.

2.	In the event that any damage or loss arises as a result of such amendment, the Party responsible for such damage shall compensate the other Party, the allocation of such responsibility to be determined upon mutual consultation.

3.	In the event of any increase or decrease in costs arising from (i) changes in quantity, specifications, freight charges, insurance premiums or other incidental expenses that formed the basis of the unit price of the Products, (ii) the enactment, amendment or repeal of domestic or foreign laws and regulations resulting in changes in public duties or taxes, (iii) fluctuations in foreign exchange rates, or (iv) war or other extraordinary events, the Parties may, upon mutual consultation, amend the relevant Individual Agreement accordingly.

Article 8 (Procurement and Management of Raw Materials and Packaging Materials)

1.	Party B shall be responsible for procuring raw materials and packaging materials for the Products as specified in the Standard Specifications. However, with respect to packaging materials or certain raw materials designated by Party A (hereinafter referred to as “Supplied Materials”), Party A may, upon consultation with Party B, supply such Supplied Materials to Party B, either with or without charge. In the event Party B has doubts concerning the quality, price or other aspects of the Supplied Materials, Party B shall promptly notify Party A, and the matter shall be resolved through consultation between the Parties.

2.	Where Party B procures raw materials or packaging materials pursuant to the preceding paragraph, or where Party A arranges procurement of a portion thereof, the quantities procured or arranged shall be limited to the amount reasonably required for use by Party B within approximately six (6) months. If the quantity exceeds, or is expected to exceed, such six (6) month requirement, the Parties shall consult and determine the method of storage, duration of storage, and any associated storage costs.

Article 9 (Delivery of Supplied Materials)

1.	Supplied Materials shall be delivered to Party B by Party A or by a contractor designated by Party A, accompanied by a delivery note (and, in the case of raw materials, also accompanied by quality certificates such as test reports).

2.	Upon receipt of Supplied Materials from Party A, Party B shall, without delay, carry out an inspection by comparing the delivery note against the goods received (with respect to type and quantity), and conducting a visual inspection (and, for raw materials, verification of the attached test reports and other certificates). Delivery of the Supplied Materials shall be deemed complete upon Party B’s acceptance of such inspection.

3.	If, as a result of such inspection, Party B discovers any nonconforming goods, Party B shall immediately notify Party A and, upon mutual consultation, the Parties shall determine appropriate countermeasures.

Article 10 (Ownership and Risk of Supplied Materials)

1.	The Parties mutually acknowledge that ownership and risk of loss in respect of Supplied Materials provided without charge shall remain vested in Party A at all times.

2.	Ownership and risk of loss in respect of Supplied Materials provided with charge shall transfer from Party A to Party B simultaneously with the completion of delivery pursuant to Article 9(2).

Article 11 (Warranty Liability for Supplied Materials)

In the event that any Supplied Materials delivered by Party A to Party B are found to be defective in quality or otherwise, Party A shall bear liability for such defects in the same manner and to the same extent as the liability imposed upon Party B under Article 20 (Warranty Liability).

Article 12 (Storage and Prohibition on Disposal of Supplied Materials)

1.	Party B shall store and manage Supplied Materials with the due care of a prudent manager and shall segregate such Supplied Materials, both physically and in its books and records, in order to avoid any commingling with other materials.

2.	Party B shall use and store the Supplied Materials solely for the manufacture of the Products and shall not use them for any other purpose without the prior consent of Party A.

Article 13 (Purchase Price and Payment for Supplied Materials Provided for Value)

1.	The purchase price for Supplied Materials provided for value shall be determined separately by the Parties upon consultation.

2.	The payment for such Supplied Materials owed by Party B to Party A shall be settled by way of set-off against the payment due from Party A to Party B for the Products. Such set-off shall only be effected with respect to the Supplied Materials actually used in Products already delivered, and shall be made after the due date for payment of the consideration for such Products.

Article 14 (Force Majeure Events)

In the event that performance of all or part of this Agreement or any Individual Agreement is delayed or rendered impossible due to reasons not attributable to either Party, including but not limited to natural disasters, war, riots, civil commotion, enactment, amendment or repeal of laws or regulations, orders or dispositions by public authorities, strikes or other labour disputes, accidents affecting transportation facilities, epidemics such as novel influenza, accidents affecting public telecommunications networks, or any other event of force majeure, Party B shall not be held liable. In such case, Party A or Party B shall promptly notify the other Party and consult in good faith to determine appropriate countermeasures.

Article 15 (Delivery)

1.	Party B shall deliver and transfer the Products to Party A under ex-works factory delivery conditions, unless otherwise agreed.

2.	Party B shall deliver the specified quantities of the Products by the agreed delivery dates. If Party B becomes, or expects to become, unable to deliver all or part of the Products by the agreed delivery date, Party B shall promptly notify Party A of the reasons therefor and the anticipated delivery date, and the Parties shall consult and determine countermeasures. Provided, however, that if such failure or anticipated failure to deliver is due to reasons attributable to Party A, including Party A’s instructions or requests, Party B shall not bear liability.

3.	All expenses related to transportation and other costs in connection with delivery of the Products shall be borne entirely by Party A.

Article 16 (Inspection and Acceptance)

1.	Upon each delivery of the Products by Party B, Party A shall receive the Products and provide Party B with a written acknowledgment of receipt. Party A shall also, within five (5) business days after receipt, conduct an acceptance inspection (the “Acceptance Inspection”) of the Products in their packaged state, including a check of quantity, external appearance (such as contamination or damage to packaging), and such other inspections as may be separately agreed by the Parties.

2.	Where the Parties have agreed that no Acceptance Inspection will be performed upon delivery, submission by Party B of a shipment report shall be deemed sufficient for the Products to be regarded as having passed the Acceptance Inspection.

3.	The Products shall be deemed to have been delivered to Party A at the time the Acceptance Inspection has been successfully completed and passed.

4.	If any Products fail the Acceptance Inspection, Party A shall notify Party B thereof, and the Parties shall consult and implement remedial measures, including price reduction, replacement of the Products, or other corrective actions.

5.	If Party A fails to provide such notice within the period specified in Paragraph 1, the Products shall be deemed to have passed the Acceptance Inspection.

Article 17 (Transfer of Ownership)

Ownership of the Products delivered by Party B to Party A shall transfer from Party B to Party A at the time delivery is deemed completed in accordance with Article 16, Paragraph 3.

Article 18 (Payment of Consideration)

Party A shall pay Party B the consideration for the Products under this Agreement and any Individual Agreement as follows:

1.	Advance Payment in Cash – Party A shall make an advance payment in cash as agreed.
2.	Payment Method – Payment shall be made by bank transfer to the bank account designated by Party B, based on invoices issued by Party B. If the scheduled payment date falls on a bank holiday, payment shall be made on the next business day. Transfer fees for such payments shall be borne by Party A.

If the amount paid by Party A exceeds the amount due to Party B, Party B shall refund the difference to Party A. The transfer fees associated with such refund shall be borne by Party B.

Article 19 (Risk of Loss)

Except where attributable to Party A, all risks of loss, shortage, deterioration, or other damage to the Products occurring prior to delivery as defined in Article 15 shall be borne by Party B. Except where attributable to Party B, all such risks arising after delivery shall be borne by Party A.

Article 20 (Warranty Against Defects)

If, within three (3) months after delivery and transfer of ownership of the Products to Party A, any defects attributable to Party B which could not have been discovered through the Acceptance Inspection under Article 16 are found, Party A shall immediately notify Party B. The Parties shall consult and implement necessary measures, including replacement of the Products, reduction of the purchase price, or other remedial actions.

Provided, however, that if such defects are attributable to causes under Party A’s responsibility — including defects arising from supplied raw materials, delivery schedules designated by Party A, or improper storage of the Products by Party A — or due to the inherent stability of the Products, Party B shall not be liable.

Article 21 (Quality Warranty)

Party B warrants to Party A that, at the time of delivery, the Products shall conform to the specifications set forth in the Standard Specification Sheet and shall be free from manufacturing defects.

Article 22 (Product Liability and Related Matters)

1.	In the event that any defect in the Products causes or is likely to cause damage to the life, body, or property of a third party, the Parties shall promptly notify each other and consult in good faith. Party A shall take necessary measures including recall, inspection, repair, or replacement of the Products, and Party B shall provide technical cooperation in accordance with Party A’s instructions.

2.	If Party A receives a claim for damages from a third party in connection with such defects, Party A, as the consumer-facing party, shall handle and resolve the claim, with Party B providing technical cooperation as instructed by Party A. The costs incurred in handling and resolving such claim (including reasonable attorney’s fees) shall, in principle, be borne by Party A.

However:

o	if the cause of such claim is attributable to Party A (including delivery schedules set by Party A or stability of the Products), Party A shall bear such costs;
o	if the cause is attributable to Party B, Party B shall bear such costs;
o	if the cause is attributable to both Parties, the costs shall be apportioned between them according to their respective degrees of responsibility.

3.	This Article shall remain in force for five (5) years following the termination of this Agreement.

Article 23 (Compliance with Laws and Regulations)

1.	Party A shall comply with the Pharmaceutical and Medical Device Act, Food Sanitation Act, JAS Act, Act against Unjustifiable Premiums and Misleading Representations, Unfair Competition Prevention Act, and all other laws and regulations relating to marketing and sale of the Products.

2.	Party B shall comply with the Pharmaceutical and Medical Device Act, Food Sanitation Act, Health Promotion Act, JAS Act, and all other laws and regulations relating to the manufacture and management of the Products (excluding foreign laws outside Japan).

Article 24 (Intellectual Property Rights)

1.	Intellectual property rights (including industrial property rights arising from inventions, utility models, or designs, as well as know-how and copyrights, hereinafter collectively “IP Rights”) created independently by either Party in relation to the Products shall belong to such Party, both domestically and internationally.

However, any IP Rights arising from inventions or creations made using confidential information provided by the other Party shall be jointly owned by both Parties. The details of procedures, cost allocation, and related matters shall be separately agreed upon between the Parties.

2.	This Article shall remain effective even after termination of this Agreement, so long as the relevant IP Rights remain valid.

Article 25 (Infringement of Intellectual Property Rights)

1.	If any dispute with a third party arises concerning infringement of IP Rights in relation to the Products, the Party becoming aware of such dispute shall notify the other Party. In principle, such disputes shall be resolved at Party A’s cost and responsibility, and Party B shall provide technical assistance in accordance with Party A’s instructions.

2.	This Article shall remain effective even after termination of this Agreement, so long as the relevant IP Rights remain valid.

Article 26 (Confidentiality)

1.	Both Parties shall keep strictly confidential all information disclosed by the other Party in connection with this Agreement, whether disclosed before or after the conclusion of this Agreement (hereinafter, “Confidential Information”), and shall not disclose or leak such information to any third party or use it for any purpose other than performance of this Agreement, without the prior written consent of the disclosing Party.

However, the following information shall not be considered Confidential Information:

(a)	information already public or known to the receiving Party at the time of disclosure;
(b)	information which becomes public without fault of the receiving Party after disclosure;
(c)	information lawfully obtained without confidentiality obligations from a third party;
(d)	information independently developed by the receiving Party without reference to the Confidential Information; or
(e)	information required to be disclosed by law, governmental authority, or court order.

2.	Upon request of the disclosing Party or upon completion of this Agreement, the receiving Party shall promptly return or destroy the Confidential Information (including copies), except that each Party may retain such information as necessary to perform or verify its obligations under this Agreement (such as contract documents and warranty materials).

3.	Each Party may disclose Confidential Information to its officers and employees on a need-to-know basis, provided that such persons (including after retirement) are bound by confidentiality obligations equivalent to those herein.

4.	If Party B subcontracts pursuant to Article 27, Party B shall impose equivalent confidentiality obligations on such subcontractors.

5.	The obligations under this Article shall remain in effect for five (5) years following termination of this Agreement.

Article 27 (Subcontracting)

Party B may subcontract to third parties as necessary to fulfill its supply obligations to Party A. In such cases, Party B shall impose on the subcontractor obligations equivalent to those under this Agreement and shall remain fully responsible to Party A as if it were performing the obligations itself.

Article 28 (Assignment of Rights and Obligations)

Neither Party may assign, transfer, sublicense, or pledge to any third party all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.

Article 29 (Exclusion of Anti-Social Forces)

1.	Each Party represents and warrants that neither it nor any of its officers or employees currently falls, or in the future will fall, under any of the following categories (collectively “Anti-Social Forces”):

(a)	organized crime groups, members of such groups, persons who ceased to be such members less than five years ago, quasi-members, companies affiliated with such groups, corporate racketeers, social or political extortionists, or special intelligence organized crime groups, or any person equivalent thereto;
(b)	having a relationship in which Anti-Social Forces are deemed to control management;
(c)	having a relationship in which Anti-Social Forces are substantially involved in management;
(d)	making use of Anti-Social Forces for unjust purposes such as securing illicit gains for oneself or a third party, or causing damage to a third party;
(e)	providing funds or benefits to Anti-Social Forces;
(f)	having socially inappropriate relations with Anti-Social Forces;
(g)	engaging in violent, threatening, or unreasonable demands beyond legal responsibility, or obstructing the business or damaging the reputation of others through spreading rumors, fraud, or force.

2.	If either Party is found to be in breach of the foregoing representations and warranties, the other Party may immediately terminate this Agreement and any and all agreements between the Parties without prior notice, and may claim damages for losses incurred.

3.	If, in relation to this Agreement, either Party enters into subcontracting or outsourcing agreements with third parties, and such third party is found to fall under any of the categories in Paragraph 1, the other Party may require termination of such subcontracting or outsourcing agreement.

4.	If the Party fails to comply with the request under the preceding paragraph, the other Party may immediately terminate this Agreement and any and all agreements between the Parties, and may claim damages for losses incurred.

Article 30 (Termination)

1.	Either Party may terminate this Agreement or any Individual Contract, in whole or in part, if the other Party breaches any provision of this Agreement or any Individual Contract and fails to cure such breach within a reasonable period after receiving written notice to do so.

2.	Either Party may immediately terminate this Agreement and/or any Individual Contract, in whole or in part, without prior notice, if the other Party falls under any of the following circumstances:

(a)	dishonour of a bill or check;
(b)	revocation, suspension, or other administrative disposition by regulatory authorities;
(c)	provisional attachment, provisional disposition, compulsory execution, auction application, or tax delinquency disposition by a third party;

(d)	commencement of bankruptcy, special liquidation, civil rehabilitation, or corporate reorganization proceedings;
(e)	resolution for dissolution, transfer of all or a material part of business that affects the performance of this Agreement;
(f)	occurrence of any other material event which undermines the basis of its business operations.
3.	Upon occurrence of any of the above events, the relevant Party shall lose the benefit of time with respect to all obligations under this Agreement or any Individual Contract, and shall immediately pay all outstanding obligations in full to the other Party in cash.

Article 31 (Damages)

If this Agreement or any Individual Contract is terminated pursuant to Article 30, or if either Party breaches this Agreement or any Individual Contract, the non-breaching Party may claim compensation from the breaching Party for direct damages actually incurred.

Article 32 (Notification Obligation)

Each Party shall promptly notify the other Party in writing upon occurrence of any of the following events:

(a)	falling under Article 29.1 (Exclusion of Anti-Social Forces) or Article 30.2(b), (e), or (f);
(b)	transfer of all or a material part of the business related to transactions under this Agreement; or
(c)	change of location, representative, trade name, or other material matters relating to business transactions.

Article 33 (Term of Agreement)

This Agreement shall remain valid for one (1) year from the date of execution. Unless either Party notifies the other Party in writing of its intention not to renew at least three (3) months prior to expiration, this Agreement shall be automatically renewed for successive one (1) year terms on the same conditions.

Article 34 (Handling upon Cessation of Manufacture or Sale)

In the event of expiration or termination of this Agreement pursuant to Articles 29 or 30, or in the event of discontinuation (including temporary suspension) of manufacture or sale of the Products due to discontinuation, specification changes, or otherwise, Party A shall purchase from Party B all inventory relating to the Products (including finished products, work-in-progress, raw materials, and packaging materials not reusable for other purposes).

Article 35 (Termination by Mutual Agreement)

1.	Notwithstanding the term of this Agreement, either Party may terminate this Agreement during its validity period, for legitimate reasons, upon at least six (6) months’ prior written notice and mutual agreement with the other Party.

2.	In such case, Article 34 shall apply mutatis mutandis.

Article 36 (Effect of Individual Contracts)

Even if this Agreement is terminated, rescinded, or expired, the terms of this Agreement shall continue to apply to any Individual Contract that remains valid at the time of such termination, rescission, or expiration.

Article 37 (Survival)

The provisions of Articles 20 (Defect Liability), 22 (Product Liability), 24 (Intellectual Property Rights), 25 (Infringement of Intellectual Property Rights), 26 (Confidentiality), 29 (Exclusion of Anti-Social Forces), 31 (Damages), 34 (Handling upon Cessation of Manufacture or Sale), 39 (Governing Law and Jurisdiction), and this Article shall survive termination or expiration of this Agreement, and the Parties shall remain bound thereby.

Article 38 (Dispute Resolution)

Any doubts or matters not provided for in this Agreement or any Individual Agreement shall be resolved amicably through good faith consultation between the Parties.

Article 39 (Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Saitama District Court shall have exclusive jurisdiction in the first instance over any disputes arising out of or in connection with this Agreement or any Individual Agreement.

IN WITNESS WHEREOF, this Agreement has been executed in two (2) originals, with each Party retaining one (1) counterpart.

Dated November 10, 2019

Party A:	Vivian Co., Ltd. 1-1187 Ikebukuro, Toshima-ku, Tokyo, Japan Representative Director: Qian Zhao
Party B:	Hiroki Global Co., Ltd. 2-164-2 Senryu-cho, Koshigaya-shi, Saitama, Japan Chief Executive Officer: Tomoki Nagano